EXHIBIT 99.1

                                                        NEWS

Veeco Instruments Inc., 100 Sunnyside Blvd., Woodbury, NY 11797 Tel. 516-677-0200 Fax. 516-677-0380

FOR IMMEDIATE RELEASE

Contact: Debra Wasser, SVP of IR and Corporate Communications, 516-677-0200 x 1472

VEECO ENTERS INTO AGREEMENTS TO EXCHANGE $106.4 MILLION OF ITS

OUTSTANDING 4.125% CONVERTIBLE NOTES

WOODBURY, NY, April 16, 2007 — Veeco Instruments Inc. (Nasdaq: VECO), today announced that it has entered into separate privately negotiated agreements with certain holders of its outstanding 4.125% Convertible Notes due 2008 (the “Outstanding Notes”) under which such holders have agreed to exchange $106.4 million aggregate principal amount of the Outstanding Notes for approximately $105.5 million aggregate principal amount of a new series of 4.125% Convertible Notes due April 15, 2012 (the “New Notes”). The exchange transactions are expected to close on April 20, 2007. As a result of the exchange transactions, approximately $37.6 million of the Outstanding Notes will remain outstanding.

John F. Rein, Jr., Veeco’s Executive Vice President and Chief Financial Officer, commented, “This exchange of a portion of our currently outstanding subordinated notes for new notes will give Veeco more flexibility to utilize our cash flow from operations for the growth of our business. Coupled with the retirement of $56 million of our convertible subordinated Outstanding notes earlier this year, the exchange will significantly improve the Company’s capital structure.”

The New Notes contain certain provisions which will offer Veeco increased flexibility and may minimize dilution to shareholders.  One such feature, known as net share settlement, gives Veeco the option, upon conversion of the New Notes, to pay holders in cash for the principal amount of the New Notes.  Under this option, any amounts in excess of the principal amount will be settled in shares of Veeco common stock. Shares that would potentially be deliverable for any amount due to the holder in excess of the amount paid in cash would be reflected in the calculation of earnings per diluted share only to the extent that Veeco’s common stock trades at a price in excess of the conversion price.

The New Notes will mature on April 15, 2012.  The Outstanding Notes will mature on December 21, 2008.  The coupon remains at 4.125%. The New Notes will be convertible into 36.7277 shares of common stock per $1,000 principal amount of New Notes (an effective conversion price of approximately $27.23 per share or a premium of 38% over the closing market price for Veeco’s common stock on April 16, 2007).  Holders may convert the New Notes at any time during the period beginning on January 15, 2012 through the close of business on the second day prior to April 15, 2012 and earlier upon the occurrence of certain events including Veeco’s common stock trading at prices 130% over the conversion price for a specified period.

The New Notes and the underlying shares of common stock have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Veeco

Veeco Instruments Inc. provides solutions for nanoscale applications in the worldwide semiconductor, data storage, HB-LED/wireless and scientific research markets. Our Metrology products are used to measure at the nanoscale and our Process Equipment tools help create nanoscale devices. Veeco’s manufacturing and engineering facilities are located in New York, New Jersey, California, Colorado, Arizona and Minnesota. Global sales and service offices are located throughout the United States, Europe, Japan and Asia Pacific. Additional information on Veeco can be found at http://www.veeco.com/.

To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risk factors discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2006.  Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

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